Exhibit 10.20

DATE

Name

Employee ID:

Address:

Dear Name,

1.

Appointment: We are pleased to appoint you as Designation—Department for ReNew Power Limited (“Company”), with effect from DOJ, subject to the terms and conditions provided herein. You will report to Reporting Manager of ReNew Power or such other person as may be specified to you from time to time.

2.	Compensation: Your monthly compensation & other benefits will be as specified in Annexure ‘A’ and will be subject to deduction of tax at source.

3.

Probation Period: You will be on probation for a period of Six months from the date of your Appointment. During this period your performance will be reviewed and on completion of six months of satisfactory performance your services will be confirmed in writing. The period of probation may be reduced or extended by informing you of the same in writing. The reduction or extension of probation period shall be at the sole discretion of the Company’s management on evaluation of your performance.

4.

Termination: Your Appointment with the Company may be terminated by either party with a prior written notice of 90 days (“Notice Period”). During probation period the notice period will be considered as one month. Your resignation will be subject to the fulfillment of notice period, proper handover and any other conditions as may be communicated to you in writing by the Company. The Company may alternately terminate your services with immediate effect upon payment in lieu of the balance Notice Period. The Company also reserves the right to terminate your employment with immediate effect without any compensation or notice, on account of any act which may constitute ‘misconduct’ under the Company policies or applicable laws. Upon termination of employment, you will also return all the Company property, which may be in your possession.

5.

Location: You will initially be posted in PLACE, India. However, the Company may, at any time, at its sole discretion, transfer/second and/or depute you from one place to another anywhere in India or abroad and/or from one department to another and/or from one division to another and / or to any of its affiliates, associates, subsidiaries, group companies or clients or other concern in which the Company may be having any interest, whether existing or future, at its sole discretion. You may also be required to travel within India or abroad for the proper discharge of your employment obligations.

6.

Company Policies: During the course of your employment with the Company, you will be governed by the terms and conditions of this Appointment Letter, rules, regulations, employee handbook and other Company policies and procedures in force and as may be amended from time to time and as made applicable to you (individually and collectively referred to as “Company Policies”).

7.

Role & Responsibility: Your responsibilities and duties will be as communicated to you by the Company from time to time. You hereby undertake and agree to discharge and perform your duties diligently and to the best of your skills. During the course of your employment with the Company, the Company shall be entitled to change your designation and / or reporting structure abilities.

8.

Confidentiality: During the course of your employment with the Company, you will (i) maintain strict confidentiality regarding all matters concerning the Company and/or its affiliates, subsidiaries, associate

9.

companies, clients, customers etc. and/or (ii) will not divulge any confidential or proprietary information to any third party, without the prior written consent of the Company and/or (iii) use any information that you may have acquired in the course of your employment in any manner which may be detrimental to the interests of the Company. In addition to the provisions of this clause, your confidentiality obligations towards the Company shall be governed by the terms and conditions of the Confidentiality and Non-Disclosure Agreement, attached hereto as Annexure ‘B’, which shall be considered as an integral part of this Appointment Letter. In the event of any conflict, in respect of any confidentiality related provisions, between the contents of this Appointment Letter and the Confidentiality and Non-Disclosure Agreement, the provisions of the Confidentiality and Non-Disclosure Agreement shall take precedence.

10.

Intellectual Property: All intellectual property rights in any work or material developed by you during the course of your employment shall vest in the Company and you confirm that during or after the term of your employment, you shall assign and transfer in favor of the Company or in favor of any of its subsidiaries, affiliates, associate companies, customers or other persons, all intellectual property rights in such work or material and shall execute such deeds and documents, as the Company may require, to effectually vest in the Company or any of its subsidiaries, affiliates, associates or customers, any and all intellectual property rights and benefits in such works or materials.

11.

Veracity of Particulars Submitted: If at any time it should emerge that the particulars furnished by you to the Company are false, incorrect or inaccurate, if any material or relevant information has been suppressed or concealed, if you are engaged in any fraudulent activity, misconduct, or if your performance is not up to the expected standard, your employment may be terminated by the Company forthwith without any notice or compensation. This will be without prejudice to the right of the Company to take any disciplinary action(s) against you for the same.

12.

Exclusivity: During the period of your employment with the Company you shall work exclusively for the Company and not in any capacity (i) secure any other job either for remuneration or on honorary basis, without the prior written consent of the Company or (ii) offer services with or without consideration to any other person/organization; or (iii) be occupied in your own business; or (iv) attend/ speak at any public engagement relating to the Company, without the prior written consent of the Company.

13.

Non-Solicitation: You shall not, at any time during the term of your employment with the Company or thereafter, under any circumstances, directly or indirectly, solicit or attempt to solicit any of (i) the Company’s and/ or any of its subsidiaries’, affiliates’ or its customer’s employees/ personnel or (ii) the existing or prospective clients/customers of the Company and/ or any of its subsidiaries’ or You further agree that you shall not engage in soliciting business or allied business that is in any way similar, identical or competitive with the business, activities, services of the Company, or with those customers of the Company with whom you had any contact, during your employment with the Company and for a period of one year after your employment ceases with the Company.

14.

Personal Particulars: All notices shall be served at your address contained herein. You shall keep the Company informed of any change in your address and/or other contact details. Any communication sent to you by the Company on your last known address shall be deemed to have been duly served notwithstanding the fact that you have changed your address.

15.	Retirement: The retirement age for all key management employees will be 62 years and for all the other employees will be 60 years.

16.	Jurisdiction: Any and all disputes arising out of your employment with the Company shall be subject to the exclusive jurisdiction of the courts in Gurgaon, Haryana, India only.

17.	Amendment: Any amendment or modification to this Appointment Letter shall be made in writing and signed by both the parties.

18.

Severability: In the event any one or more provisions of this Appointment Letter shall for any reason be held to be invalid, void or unenforceable by any court or governmental agency, the remaining provisions of this Appointment Letter shall remain in full force and effect and the invalid or unenforceable provision shall survive to the extent possible.

Kindly sign and return a copy of this letter to the under-signed as a token of your acceptance of the above terms. Wishing you every success in this assignment!

Yours faithfully,

For and behalf of,

ReNew Power Limited.

NAME

CHRO

Agreed and Accepted

I have carefully reviewed and considered the terms and conditions contained in the Appointment Letter issued to me and accept the terms and conditions therein.

Employee Name

ANNEXURE ‘A’

[INSERT COMPENSATION DETAILS]

ANNEXURE ‘B’

Employee Name

Address/

Subject: Confidentiality and Non-Disclosure Agreement

1.

We refer to your appointment letter dated DATE. Please treat the contents of this Agreement as part of the said Appointment Letter, whereby the contents of this letter are incorporated into the said Appointment Letter. In the event of any conflict between the contents and effect of this Agreement and the Appointment Letter, the contents of this Agreement shall take precedence.

2.

During your employment and association with ReNew Power Limited, you may be provided with or come in contact with or create certain Proprietary and Confidential Information. As used in this letter, the term “Proprietary and Confidential Information” shall mean written, oral, documentary, visual or other information, including but not limited to drawings, formulas, processes, specifications, photographs, documents, breadboards, samples, models, machines, tools, software/hardware, machine-readable media of any kind and other information submitted hereunder, including business information, customer lists and details, customer information, business strategy, know-how, trade secrets, business strategy etc. of Company, subsidiaries, affiliates, customers, officers, employees, directors, consultants and / or advisors, including which is marked proprietary, confidential, or the equivalent, or which the Company indicates in writing or verbally at the time of transmittal to, or any information that anyone receiving such information including you, may reasonably consider as proprietary, confidential or the equivalent. Proprietary and Confidential Information also includes notes, extracts, analyses or materials prepared by the Company and/ or any of its subsidiaries, affiliates, customers, officers, employees, directors, consultants and / or advisors in possession of the disclosing party, which are copies of or derivative works of any Proprietary and Confidential Information, or from which the substance of the Proprietary and Confidential Information can be inferred or otherwise understood. Information shall not be deemed Proprietary and Confidential Information and you shall have no obligation with respect to any such information, if and only if you can prove by written records: (i) that it was already know to you, prior to receipt from the disclosing party, without any obligation to maintain confidentially, from a source other than the disclosing party;(ii) is or hereafter becomes publicly known through no wrongful act, fault or negligence of you;(iii) is received by you without restriction and without breach of this letter, Appointment Letter or any other agreement, from a third party entitled to disclose it; (iv) is approved, you shall, at no time, whether during your employment or association with Company or after its termination or expiry, as the case may be, disclose any proprietary and Confidential for release by written authorization of the Company; v) is independently developed by you without, either directly or indirectly, any access to, or knowledge of, such Proprietary and Confidential Information; or (vi) is required to be disclosed to comply with any order of a judicial and /or regulatory authority of competent jurisdiction or due to any requirement of legal and / or regulatory process, regulation, governmental order, decree, regulations or rules. If you are required to disclose any such Proprietary and Confidential Information in such a manner, you shall immediately notify the Company of such a requirement prior to such disclosure.

3.

You shall use the Proprietary and Confidential Information received, at any time, solely in respect of your duties as part of your employment and association with the Company. You shall not make any copies, in whole or in part, machine readable or otherwise, of the Proprietary and Confidential Information except for copies that need to be made strictly in respect of your duties as part of your employment and association with Company. You shall, at the request of Company at any time, promptly return to Company, all tangible forms of the Proprietary and Confidential Information, including any and all copies and partial copies thereof, whether machine readable or otherwise.

4.

Except as may be expressly provided herein, you shall, at no time, whether during your employment or association with Company or after its termination or expiry, as the case may be, disclose any proprietary and Confidential Information in whole or in part to any third party.

5.

Any and all Proprietary and Confidential Information shall, at all times, remain the property of the disclosing party. Upon termination or expiry of your employment or association with Company, whichever occurs first, you shall promptly return to Company, all tangible forms of the Proprietary and Confidential Information, including any and all copies and partial copies, whether machine readable or otherwise, or at the option of Company, shall destroy all tangible copies, intangible copies and partial copies whether machine stored, machine readable or otherwise and you shall provide Company with a written certification as to such destruction, in the form and manner acceptable to Company.

6.

Nothing contained in this Letter or the Appointment Letter shall be construed as: (i) requiring the disclosing party to disclose to you any particular information; (ii) granting to any party a license, either express or implied, under any patent, copyright, trade secret or other intellectual property right or any other Proprietary and Confidential Information, now or hereafter owned, obtained or licensed by the disclosing party; (iii) creating warranties of any kind in connection with any particular information; (iv) constituting or implying any representation or commitment as to the development or availability of commercial products, features or services; or (v) soliciting any business or organization changes or incurring any obligations of any kind not specified herein.

7.	This letter shall be interpreted and the rights of both you and Company shall be determined in accordance with the laws of India.

8.

You acknowledge and agree that damages suffered by Company or any of its, subsidiaries, affiliates and / or customers, shall be difficult to ascertain and inadequate to completely compensate or remedy the damages suffered, in the event of breach of any of the contents of this letter or the Appointment Letter by you, and you agree that Company or any of its subsidiaries, affiliates and / or customers shall be free to seek any remedy under law including any temporary or permanent injunction and / or specific performance of this letter and/or the Appointment Letter in order to protect its rights hereunder, without limiting any other rights and remedies that Company or any of its subsidiaries, affiliates and / or customers, may have.

9.

The contents of this letter supersede any prior oral or written understandings with respect to the subject matter of Proprietary and Confidential Information between you and Company and constitutes the entire agreement between you and Company with respect to the subject matter of Proprietary and Confidential Information, and no modification, amendment or waiver thereof shall be effective unless in writing and signed by both Parties.

Agreed and Accepted

I have gone through the aforesaid contents including the terms and conditions contained herein and have fully understood, acknowledge and agree with the same. I hereby accept the terms and conditions stated hereinabove and agree to the same being incorporated as part of my Appointment Letter.

Employee Name